Investment Advisory Agreement

Calvert Investment Management, Inc.

Calvert World Values Fund, Inc.

Addendum to Schedule A

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Investment Management, Inc. (the "Advisor") and Calvert World Values Fund, Inc. ("CWVF") dated March 1, 1999, with respect to Calvert International Opportunities Fund (the “Fund”), the Advisor is entitled to receive from the Fund an annual advisory fee (the "Fee") as shown below. The Fee shall be computed daily and payable monthly, based on the average daily net assets of the Fund.

Calvert International Opportunities Fund:                           0.75%

CALVERT WORLD VALUES FUND, INC.

            BY: /s/William M. Tartikoff

                        William M. Tartikoff

                        Vice President and Secretary

            CALVERT INVESTMENT MANAGEMENT, INC.

            BY: /s/Ronald M. Wolfsheimer

                        Ronald M. Wolfsheimer

Executive Vice President, Chief Financial and Administrative Officer

Effective Date:  January 1, 2014